Exhibit 10.12

CANCER PREVENTION PHARMACEUTICALS, INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of September 17, 2012, and is between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons listed on the Schedule of Investors attached hereto as Exhibit A (each, an “Investor” and collectively, the “Investors”).

Recitals

A.          Certain holders (“Note Holders”) of the Company’s Convertible Promissory Notes (“Notes”) are desirous to covert, or have converted, the principal amount of and accrued interest on the Notes into the Company’s Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) in accordance with the terms of an Amendment to Convertible Promissory Notes and Notice of Election and Consent to Conversion between the Company and the holders of such Notes (the “Conversion”).

B.          The Investors are former Note Holders of the Notes which have been converted pursuant to the Conversion.

C.          As a condition to the Conversion, the Parties have agreed to enter into this Agreement.

The parties therefore agree as follows:

SECTION I

DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)          “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b)          “Common Stock” means the Common Stock of the Company.

(c)          “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series A-1 Preferred.

(d)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(e)          “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.9 of this Agreement.

(f)          “Indemnified Party” shall have the meaning set forth in Section 2.4(c).

(g)          “Indemnifying Party” shall have the meaning set forth in Section 2.4(c).

(h)          “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(i)          “New Securities” shall have the meaning set forth in Section 4.1(a).

(j)          “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(k)          “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), for which registration rights have been granted.

(l)           “Preferred Stock” shall mean the preferred stock of the Company, par value $0.001.

(m)         “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution for or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either under a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(n)          The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(o)         “Registration Expenses” shall mean all expenses incurred in effecting any registration under this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders (not to exceed $20,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(p)         “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.6(c).

(q)         “Right of First Refusal and Co-Sale Agreement” shall mean the agreement of that name of even date herewith by and between the Company, the holders of Series A-1 Preferred and certain holders of Common Stock.

(r)          “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(s)          “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(t)          “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(u)          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(v)         “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(w)         “Shares” shall mean the shares of Series A-1 Preferred.

SECTION 2

REGISTRATION RIGHTS

2.1          Company Registration – Piggyback Rights

(a)          Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)          promptly give written notice of the proposed registration to all Holders; and

(ii)         use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.1(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)          Underwriting. If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to registration under this Section 2.1(b) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting as provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company, it being understood, however, that no Holder will be required to make any representation or warranties in that Agreement other than representations and warranties regarding that Holder and Holder’s intended method of distribution.

Notwithstanding any other provision of this Section 2.1(b), if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude, in the case of an IPO, all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; provided, however, that, if any Holder does not request inclusion of the maximum number of shares of Registrable Securities allocated to it pursuant to its pro rata allocation, in which case the remaining portion of its allocation shall be reallocated among those requesting Holders whose allocations did not satisfy their initial requests, pro rata, on the basis of the number of shares of Registrable Securities held by such Holders assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities which may be included in the registration on behalf of the Holders have been so allocated. In no event shall the number of Registrable Securities underwritten in such registration be limited unless and until all shares held by persons other than Holders (excluding shares registered for the account of the Company) are completely excluded from such offering; and provided that, after the Initial Public Offering, at least 20% of the shares sold pursuant this Section 2.1(b) shall be allocated to Holders.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors under Section 2.1(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

2.2          Expenses of Registration. All Registration Expenses incurred for registrations under Section 2.1 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.3          Registration Procedures. For each registration effected by the Company under Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)          Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)          Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used for such registration statement as may be necessary to comply with the provisions of the Securities Act for the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)          Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)          Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)          Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)          To furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(g)          Provide a transfer agent and registrar for all Registrable Securities registered under such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)          To comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(i)          Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.4          Indemnification.

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, for which registration, qualification or compliance has been effected under this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements therefor) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company for any offering covered by such registration, qualification or compliance, and the Company, promptly after receipt of a statement and request for reimbursement from each such Holder, will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred for investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent (and only to the extent) any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b)          To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions therefor) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder, promptly after receipt of a statement and request for reimbursement from the Company each such other Holder, will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred for investigating or defending any such claim, loss, damage, liability or action, in each case as, but only to the extent as, such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions therefor) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.4 exceed the net proceeds from the offering received by such Holder, except for fraud or willful misconduct by such Holder.

(c)          Each party entitled to indemnification under this Section 2.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom on behalf of the Indemnified Party (and if reasonably requested by the Indemnified, counsel for the Indemnified Party separate from counsel to the Company), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.4, if such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability for such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required for defense of such claim and litigation resulting therefrom.

(d)          If the indemnification provided for in this Section 2.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party for any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other for the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.4 to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except for fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)          Notwithstanding the foregoing, if the provisions on indemnification and contribution contained in the underwriting agreement entered into for the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control as regards the matters in conflict only.

(f)          Except to the extent any underwriting agreement may supersede the provisions hereof, the obligations of the Company and the Holders under this Section 2.4 will survive the completion of any offering of Registrable Securities in a registration statement and shall survive the termination of this Agreement.

2.5          Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required for any registration, qualification, or compliance referred to in this Section 2.

2.6          Restrictions on Transfer.

(a)          The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply with the provisions of this Section 2.6. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.6 and Section 2.7, and:

(i)          There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)         The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Holder shall have furnished the Company, at the Company’s expense, with evidence reasonably satisfactory to the Company which may include an opinion of counsel or “no action” letter from the Commission that such disposition will not require registration of such Restricted Securities under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made under Rule 144 except in unusual circumstances.

(b)          Notwithstanding the provisions of Section 2.6(a), no such registration statement, opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation; or (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners; or (z) a transfer pursuant to a Holder’s exercise of its rights under the Right of First Refusal and Co-Sale Agreement; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)          Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD UPON A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities to implement the restrictions on transfer established in this Section 2.6.

(d)          The first legend referring to federal and state securities laws identified in Section 2.6(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations for the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.7          Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period, not exceeding 210 days following the effective date of that registration statement, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that all officers and directors of the Company officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.7 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.6(c) for the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.7.

2.8          Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise regarding the interpretation or implementation of this Section 2.

2.9          Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (i) one or more affiliated partnerships or funds managed by a Holder or any or their respective directors, officers or partners, (ii) any family member or trust for the benefit of any individual Holder, or (iii) a transferee or assignee of not less than 5,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.6, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice before said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities for which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.7.

2.10         Termination of Registration Rights. The right of any Holder to request inclusion in any registration under Section 2.1 or shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, if a Holder’s total holdings are reduced to less than 1% of the outstanding shares of the Company and all such shares may immediately be sold under Rule 144 during any ninety (90) day period and (ii) five (5) years after the closing of the Company’s registered offering that causes an Automatic Conversion Event under the Company’s then-current Certificate of Incorporation.

SECTION 3

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1         Basic Financial Information and Inspection Rights.

(a)          Basic Financial Information. The Company will furnish the following reports to each Holder:

(i)         As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of such fiscal year, and statements of operations, stockholders’ equity and cash flows of the Company for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(ii)         As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company as of the end of each such quarterly period, and unaudited statements of operations, stockholders’ equity and cash flows of the Company for such period.

(b)          Inspection Rights. The Company will afford to each Holder and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records. Each such Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted under this Section 3.1(b) may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.1(b).

3.2          Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder because of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 3 for any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Holder acknowledges that the information received by them under this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys and accountants), except for the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority.

3.3          Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering; provided the aggregate net proceeds of such Initial Public Offering to the Company (before deductions of underwriters’ commissions and expenses) equals or exceeds $20,000,000.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1          Right of First Refusal. The Company hereby grants to each Holder the right of first refusal to purchase its pro rata share of New Securities which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Holder immediately before the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by such Holder) to (b) the total number of shares of Common Stock held by all Holders immediately before the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding Shares and warrants to purchase Shares). Each Holder shall have a right of over-allotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder’s portion on a pro rata basis. This right of first refusal shall be subject to the following provisions:

(a)         “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)          the Shares, Shares covered by outstanding warrants to purchase Shares and the Conversion Stock;

(ii)         securities that fall within the definition of “Excluded Shares” in the Company’s then-effective Certificate of Incorporation;

(iii)        securities of the Company which are otherwise excluded by the affirmative vote or consent of the holders of a majority of the shares of Series A-1 Preferred of the Company then outstanding voting exclusively and separately as a single class; and

(iv)        any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (iii) above.

(b)          If the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Holder shall have ten (10) business days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)          If the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said ten (10) business day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (under which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities for which the Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Holders delivered under Section 4.1(b). If the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided in this Section 4.1.

(d)          The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering; provided the aggregate net proceeds of such Initial Public Offering to the Company (before deductions of underwriters’ commissions and expenses) equals or exceeds $20,000,000.

SECTION 5

MISCELLANEOUS

5.1          Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.2          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a)          if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to;

(b)          if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1760 E. River Road, Suite 250, Tucson, AZ 85718, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Hecker & Muehlebach PLLC, 405 W. Franklin, Tucson, Arizona, 85701-8209, attention Lawrence Hecker.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. For any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3          Governing Law. This Agreement shall be governed by the internal laws of Arizona as applied to agreements entered into among Arizona residents to be performed entirely within Arizona, without regard to principles of conflicts of law.

5.4          Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5          Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6          Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only if specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7          Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, if necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, if possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10         Telecopy Execution and Delivery. A facsimile, telecopy, digital, electronic or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by email, facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11         Jurisdiction; Venue. For any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Pima County, Arizona (or for exclusive federal jurisdiction, the courts of the District of Arizona).

5.12         Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13         Conflict. For any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

5.14         Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15         Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

(signature page follows)

Signature Page to Investor’s Rights Agreement

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

CANCER PREVENTION PHARMACEUTICALS, INC.
a Delaware corporation

By: Jeffrey Jacob
Its: CEO

INVESTOR

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of September ___, 2012 (the “Agreement”):

1.      Waiver of [___] days’ notice period in which to exercise right of first refusal: (please check only one)

☐	WAIVE in full, on behalf of all Holders, the [___]-day notice period provided to exercise my right of first refusal granted under the Agreement.

☐	DO NOT WAIVE the notice period described above.

2.      Issuance and Sale of New Securities: (please check only one)

☐	WAIVE in full the right of first refusal granted under the Agreement regarding the issuance of the New Securities.

☐	ELECT TO PARTICIPATE in $__________ (please provide amount) in New Securities proposed to be issued by Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

☐	ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued by Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

☐	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_______] in New Securities being made available in the financing AND, if available, the greater of (x) an additional $__________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available if other Holders do not exercise their full rights of first refusal regarding the $[_______] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Cancer Prevention Pharmaceuticals, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.